Exhibit 99.1

For further information, contact:

Danial J. Tierney, Executive Vice President

Office:  (503) 257-8766, Ext. 279

Fax:  (800) 754-6187 / E-mail:  dantierney@trm.com

TRM Receives Credit Ratings

Portland, Oregon: 2 November 2004 — TRM Corporation (NASDAQ – “TRMM”) announced today that it has received credit ratings from both Standard & Poor’s and Moody’s.  The ratings apply to the $150 million in senior secured bank facilities which are anticipated to be used in part to fund the Company’s pending eFunds ATM network acquisition which is expected to close in the fourth quarter of 2004.

Moody’s has assigned to TRM a B2 Senior Secured Bank Credit Facility Rating while Standard and Poor’s assigned a B+ rating to both a corporate credit and senior secured debt facility. The secured bank facilities will be used to replace TRM’s existing credit facility, fund the eFunds acquisition and provide additional working capital.

These ratings reflect TRM’s leading international ATM-market position, financial performance over recent quarters and the efficiency of internal operations.

About TRM

TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic retail environments. TRM’s customer base has grown to over 20,000 retailers throughout the United States and 29,000 locations world wide, including 6,000 locations across the United Kingdom and 3,000 locations in Canada. After consummation of the eFunds acquisition, TRM will become the single largest worldwide ATM enterprise.

Forward Looking Statements

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth.  Additional information on these factors, which could affect our financial results, is included in our SEC filings.  Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement.  Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement.  We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

# # # #